 Exhibit 99.2

QTS REALTY TRUST, INC.

Supplemental Information for the Quarter Ended September 30, 2017

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October 24, 2017

1 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this document constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this document reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; global, national and local economic conditions; risks related to our international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of, leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and other periodic reports the Company files with the Securities and Exchange Commission.

2 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Company Profile

QTS®

World class data center infrastructure + Hybrid managed cloud solutions

North America
International
TORONTO
HILLSBORO*
SANTA CLARA
SACRAMENTO
SAN JOSE
CHICAGO
OVERLAND PARK
SECAUCUS
JERSEY CITY
PISCATAWAY
PRINCETON
ASHBURN
DULLES
HARRISONBURG
RICHMOND
PHOENIX
IRVING
FORT WORTH
ATLANTA
SUWANEE
MIAMI
LONDON
AMSTERDAM
HONG KONG
MEGA DATA CENTERS
DATA CENTERS
LAND

*Purchased subsequent to period end in October 2017.

THE QTS DIFFERENCE

- FULLY-INTEGRATED SERVICES PLATFORM
- WORLD-CLASS INFRASTRUCTURE & MEGA DATA CENTERS
- INDUSTRY-LEADING SECURITY & COMPLIANCE
- UNIVERSAL CONNECTIVITY
- EMPOWERED PEOPLE & EXPERTISE

INTEGRATED CONTROL FRAMEWORK WITH
1000+
COMPLIANCE REQUIREMENTS

1,100+
CUSTOMERS FROM DIVERSE INDUSTRIES

APPROXIMATELY 60% Annualized rent from customers that use more than one QTS product

INTEGRATED PLATFORM & SERVICE PLATFORM PROVIDES FLEXIBILITY AND SCALABILITY

- CUSTOM DATA CENTER
- CRITICAL FACILITIES MANAGEMENT
- COLOCATION
- CLOUD SERVICES
- MANAGED SERVICES
- CONNECTIVITY

POWER	SPACE	INTERCONNECTIVITY
OVER **650 MEGAWATTS** of GROSS UTILITY POWER BEST PRACTICES IN PURSUIT OF LEED CERTIFICATION	**6.1M** GROSS SQUARE FEET **2.7M** SQ FT OF RAISED FLOOR BOD NRSF	**6 CORE** NETWORK PRODUCTS **OVER 10,000** CROSS CONNECTS EASY ACCESS TO **OVER 500** SERVICE PROVIDERS

POWERED BY PEOPLE

Your 24x7x365 Power Supply

750+
QTS EXPERTS
On call and on the job nationwide.

100% UPTIME

OUR TIMELINE

- **2003** – Company purchases **first data center** in Overland Park, KS
- **2005** – Formally established **with acquisition of Mega Data Center Atlanta-Suwanee**
- **2006-2008** – Acquired four facilities: **Atlanta-Metro, Jersey City, Santa Clara and Miami**
- **2009** – General Atlantic, LLC invests in QTS; **REIT-compliant operations begin**
- **2010** – Richmond facility acquired; **QTS Cloud product** introduced commercially
- **2012-2013** – Acquisition of **Sacramento and Irving** facilities; **Release IPO filing** General Atlantic, LLC increases investment at IPO
- **2014** – Establishes **strategic partnership with Atos via Princeton acquistion**; QTS enters top Tier 1 market with **Chicago acquisiton**
- **2015** – QTS enhances **Integrated Product & Service Platform** with Carpathia acquisition
- **2016** – Acquisition of **third NY/NJ** data center in Piscataway, NJ and **second Texas** data center in Fort Worth, TX
- **2017** – Commencement of **mega data center development** in **Ashburn, VA**; **acquisitions** of land in **Phoenix, AZ** and **Hillsboro, OR**

Data provided as of September 30, 2017.

3 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(in thousands except share data)

	September 30,	December 31,
	2017	2016 (1)
	(unaudited)
ASSETS
Real Estate Assets
Land	$86,192	$74,130
Buildings, improvements and equipment	1,668,503	1,524,767
Less: Accumulated depreciation	(378,883)	(317,834)
	1,375,812	1,281,063
Construction in progress (2)	429,390	365,960
Real Estate Assets, net	1,805,202	1,647,023
Cash and cash equivalents	9,271	9,580
Rents and other receivables, net	47,307	41,540
Acquired intangibles, net	114,286	129,754
Deferred costs, net (3) (4)	38,172	38,507
Prepaid expenses	7,209	6,918
Goodwill	173,843	173,843
Other assets, net (5)	63,156	39,305
TOTAL ASSETS	$2,258,446	$2,086,470

LIABILITIES
Unsecured credit facility, net (4)	$775,398	$634,939
Senior notes, net of discount and debt issuance costs (4)	293,192	292,179
Capital lease, lease financing obligations and mortgage notes payable	30,725	38,708
Accounts payable and accrued liabilities	67,232	86,129
Dividends and distributions payable	22,230	19,634
Advance rents, security deposits and other liabilities	29,210	24,893
Deferred income taxes	9,814	15,185
Deferred income	22,540	21,993
TOTAL LIABILITIES	1,250,341	1,133,660

EQUITY
Common stock, $0.01 par value, 450,133,000 shares authorized, 50,424,244 and 47,831,250 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	504	478
Additional paid-in capital	1,032,912	931,783
Accumulated other comprehensive loss	(1,565)	-
Accumulated dividends in excess of earnings	(139,740)	(97,793)
Total stockholders’ equity	892,111	834,468
Noncontrolling interests	115,994	118,342
TOTAL EQUITY	1,008,105	952,810
TOTAL LIABILITIES AND EQUITY	$2,258,446	$2,086,470

(1)

The balance sheet at December 31, 2016, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(2)	As of September 30, 2017, construction in progress included $42.0 million related to land acquisitions completed in the third quarter of 2017.
(3)

As of September 30, 2017 and December 31, 2016, deferred costs, net included $5.7 million and $7.0 million of net deferred financing costs related to the revolving portion of the Company’s unsecured credit facility, respectively, and $32.5 million and $31.5 million of deferred leasing costs net of amortization, respectively.

(4)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $8.9 million and $10.1 million at September 30, 2017 and December 31, 2016, respectively, have been netted against the related debt liability line items for both periods presented.

(5)

As of September 30, 2017 and December 31, 2016, other assets, net included $55.1 million and $31.7 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets. During the quarter ended June 30, 2017, fixed assets and the associated accumulated depreciation related to the Duluth, GA facility aggregating to $10.6 million were moved from Real Estate Assets, net to Other assets, net as the facility was transitioned to corporate office space.

4 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(unaudited and in thousands except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Revenues:
Rental	$85,831	$80,793	$77,005	$245,741	$217,101
Recoveries from customers	9,698	8,774	8,703	26,833	20,306
Cloud and managed services	16,224	16,856	16,243	50,045	52,148
Other (1)	2,014	1,445	1,514	4,980	7,365
Total revenues	113,767	107,868	103,465	327,599	296,920
Operating expenses:
Property operating costs	39,743	36,846	36,288	112,010	100,715
Real estate taxes and insurance	3,116	2,946	2,566	9,209	6,326
Depreciation and amortization	35,309	34,527	32,699	103,784	91,693
General and administrative (2)	21,652	22,562	19,942	66,411	61,836
Transaction, integration and other costs (3)	1,114	161	3,465	1,611	9,385
Total operating expenses	100,934	97,042	94,960	293,025	269,955

Operating income	12,833	10,826	8,505	34,574	26,965

Other income and expense:
Interest income	65	-	1	66	3
Interest expense	(7,958)	(7,647)	(6,179)	(22,474)	(17,034)
Other income/(expense), net	-	-	1	-	1
Income before taxes	4,940	3,179	2,328	12,166	9,935
Tax benefit of taxable REIT subsidiaries (4)	2,454	1,429	4,210	5,404	9,269
Net income	7,394	4,608	6,538	17,570	19,204
Net income attributable to noncontrolling interests (5)	(887)	(568)	(808)	(2,146)	(2,485)
Net income attributable to QTS Realty Trust, Inc.	$6,507	$4,040	$5,730	$15,424	$16,719

Net income per share attributable to common shares:
Basic (6)	$0.13	$0.08	$0.12	$0.31	$0.37
Diluted (6)	0.13	0.08	0.12	0.30	0.36

(1)

Other revenue - Includes straight line rent, sales of scrap metals and other unused materials and various other revenue items. Straight line rent was $1.4 million, $0.9 million and $1.5 million for the three months ended September 30, 2017,  June 30, 2017 and September 30, 2016, respectively. Straight line rent was $3.8 million and $6.9 million for the nine months ended September 30, 2017 and 2016, respectively.

(2)

General and administrative expenses - Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 19.0%,  20.9%, and 19.3% of total revenues for the three month periods ended September 30, 2017,  June 30, 2017 and September 30, 2016, respectively. General and administrative expenses were 20.3% and 20.8% of total revenues for the nine month periods ended September 30, 2017 and 2016, respectively.

(3)

Transaction, integration and other costs - For the three months ended September 30, 2017, June 30, 2017 and September 30, 2016, the Company recognized $0.1 million, $0.2 million and $3.5 million, respectively, in transaction and integration costs. Transaction and integration costs were $0.6 million and $9.4 million for the nine months ended September 30, 2017 and 2016, respectively. The Company also recognized $1.0 million in other non-routine costs for the three and nine months ended September 30, 2017 related to the reassessment of prior years’ personal property taxes at its Sacramento, CA facility. No other non-routine costs were incurred in the three months ended June 30, 2017 or the three and nine months ended September 30, 2016.

(4)

Tax benefit of taxable REIT subsidiaries - For the three months ended September 30, 2017,  June 30, 2017 and September 30, 2016, the Company recorded an approximate $2.5 million, $1.4 million and $4.2 million non-cash deferred tax benefit, respectively, related to recorded operating losses which include certain transaction and integration costs. The Company recorded $5.4 million and $9.3 million in tax benefits for the nine months ended September 30, 2017 and 2016, respectively.

(5)	Noncontrolling interest - The noncontrolling ownership interest of QualityTech, LP was 11.5% and 12.4% as of September 30, 2017 and 2016, respectively.
(6)	The calculation of net income per share excludes the effects of participating securities.

5 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income

(unaudited and in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Net income	$7,394	$4,608	$6,538	$17,570	$19,204
Other comprehensive loss:
Decrease in fair value of interest rate swaps	(1,785)	(1,499)	—	(1,785)	—
Comprehensive income	5,609	3,109	6,538	15,785	19,204
Comprehensive income attributable to noncontrolling interests	(667)	(385)	(808)	(1,926)	(2,485)
Comprehensive income attributable to QTS Realty Trust, Inc.	$4,942	$2,724	$5,730	$13,859	$16,719

6 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Summary of Financial Data

(unaudited and in thousands, except operating portfolio statistics data and per share data)

This summary includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described in the Appendix. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Summary of Results	2017	2017	2016	2017	2016
Total revenue	$113,767	$107,868	$103,465	$327,599	$296,920
Net income	$7,394	$4,608	$6,538	$17,570	$19,204
Fully diluted weighted average shares outstanding	56,833	55,458	55,688	56,129	53,420
Net income per basic share	$0.13	$0.08	$0.12	$0.31	$0.37
Net income per diluted share	$0.13	$0.08	$0.12	$0.30	$0.36

Other Data
FFO	$38,631	$34,883	$35,031	$108,586	$98,975
Operating FFO	$39,745	$35,044	$37,360	$110,197	$105,293
Operating FFO per diluted share	$0.70	$0.63	$0.67	$1.96	$1.97
Recognized MRR in the period	$94,428	$93,352	$88,688	$279,649	$256,356
MRR (at period end)	$31,627	$31,691	$29,778	$31,627	$29,778
EBITDA	$48,142	$45,353	$41,205	$138,358	$118,659
Adjusted EBITDA	$52,949	$49,246	$47,307	$150,476	$135,931
NOI	$70,908	$68,076	$64,612	$206,380	$189,880
NOI as a % of revenue	62.3%	63.1%	62.4%	63.0%	63.9%
Adjusted EBITDA as a % of revenue	46.5%	45.7%	45.7%	45.9%	45.8%
General and administrative expenses as a % of revenue	19.0%	20.9%	19.3%	20.3%	20.8%
Annualized ROIC	13.8%	13.6%	14.2%	13.7%	15.0%

	September 30,		December 31,
Balance Sheet Data	2017		2016
Real estate at cost	$2,184,085		$1,964,857
Net investment in real estate	1,805,202		1,647,023
Total assets	2,258,446		2,086,470
Total debt, net of cash and cash equivalents	1,100,455	(1)	968,128	(1)
Debt to last quarter annualized Adjusted EBITDA	5.2x	(2)	5.0x	(2)
Debt to undepreciated real estate assets	50.4%	(2)	49.3%	(2)
Debt to Implied Enterprise Value	26.7%	(2)	26.0%	(2)

(1)

The Company has excluded the Senior Note discount and associated debt issuance costs from the Total Debt line item for both periods presented.  As a result, the amounts referenced above represent the full amount of debt that will be repaid less the amount of cash and cash equivalents on hand.

(2)	Calculated using total debt, which excludes the Senior Note discount and associated debt issuance costs, less the amount of cash and cash equivalents on hand.

7 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

	September 30,	December 31,
Operating Portfolio Statistics	2017	2016
Built out square footage:
Raised floor	1,403,212	1,345,680
Leasable raised floor (1)	1,111,462	1,083,708
Leased raised floor	971,124	955,844

Total Raw Shell:
Total	6,113,562	5,662,087
Basis-of-design raised floor space (1)	2,677,270	2,496,106

Data center properties	25	25
Basis of design raised floor % developed	52.4%	53.9%
Data center % occupied	87.4%	88.2%

Data center raised floor % wholly-owned (2)	88.2%	88.1%

(1)	See definition in Appendix.
(2)

Wholly owned data centers do not include those subject to capital lease obligations or the Santa Clara facility which is subject to a long-term ground lease. Had the Santa Clara facility been included as a wholly owned facility, the wholly owned data center raised floor percentage would be 92.2% and 92.2% at September 30, 2017 and December 31, 2016, respectively.  In October 2017, the Company finalized the buyout of the Vault facility in Ashburn, VA that was previously subject to a capital lease agreement.  Had the Vault facility been included as a wholly owned facility, the wholly owned data center raised floor percentage would be 90.4% at September 30, 2017.  Had the Vault and Santa Clara facilities been included as wholly owned facilities, the wholly owned data center raised floor percentage would be 94.4% at September 30, 2017.

2017 Guidance

	2016 Actuals	2017
($ in millions except per share amounts)		Low	High
Adjusted EBITDA	$184.3	$203.0	$211.0
Operating FFO (1)	$140.7	$152.0	$158.0
Operating FFO per share (1)	$2.61	$2.68	$2.80
Capital Expenditures (2)	$280.0	$325.0	$375.0

(1)	Incorporates approximately $6.5 million of estimated non-cash tax benefit being recognized in 2017 compared to $6.4 million of non-cash tax benefit recognized in 2016.
(2)	Excludes acquisitions.

The Company continues to expect year-over-year revenue growth at the low end of 11%-13% range. The Company is maintaining its Operating FFO guidance of $152.0 million to $158.0 million, which reflects an increase in the non-cash tax benefit assumption of approximately $1 million to $6.5 million, offset by higher assumed interest expense associated with investment activity since the end of the second quarter. However, factoring in the higher non-cash tax benefit assumption and capital efficiency reducing the need for additional equity in the fourth quarter, the Company is raising its guidance for Operating FFO per share to a range of $2.68 to $2.80. The Company continues to expect 2017 churn at the high end of its historical range of 5%-8%. This guidance does not contemplate any acquisitions or dispositions.

8 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Return on Invested Capital (ROIC)

(unaudited and in thousands)

Return on Invested Capital (“ROIC”) is a non-GAAP measure that provides additional information to users of the financial statements. Management believes ROIC is a helpful metric for users of the financial statements to gauge the Company's performance against the capital it has invested.

Return on Invested Capital (ROIC)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
NOI (1)	$70,908	$68,076	$64,612	$206,380	$189,880
Annualized NOI	283,632	272,304	258,448	275,173	253,173
Average undepreciated real estate assets and other net fixed assets placed in service (2)	2,059,454	2,008,565	1,817,740	2,004,389	1,693,193
Annualized ROIC	13.8%	13.6%	14.2%	13.7%	15.0%

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue.  These allocated charges aggregated to $5.5 million, $5.3 million and $5.2 million for the three month periods ended September 30, 2017,  June 30, 2017 and September 30, 2016, respectively, and $16.0 million and $15.3 million for the nine month periods ended September 30, 2017 and 2016, respectively.

(2)	Calculated by using average quarterly balance of each account.

Calculation of Average Undepreciated Real Estate Assets and other Net Fixed Assets Placed in Service	As of			As of
Undepreciated Real Estate Assets and other	September 30,	June 30,	September 30,	September 30,
Net Fixed Assets Placed in Service	2017	2017	2016	2017	2016
Real Estate Assets, net	$1,805,202	$1,720,373	$1,548,115	$1,805,202	$1,548,115
Less: Construction in progress	(429,390)	(363,449)	(320,649)	(429,390)	(320,649)
Plus: Accumulated depreciation	378,883	354,522	295,879	378,883	295,879
Plus: Goodwill	173,843	173,843	173,843	173,843	173,843
Plus: Other fixed assets, net	27,983	28,373	17,570	27,983	17,570
Plus: Acquired intangibles, net (1)	90,903	93,293	104,458	90,903	104,458
Plus: Leasing Commissions, net	32,493	32,036	30,602	32,493	30,602
Total as of period end	$2,079,917	$2,038,991	$1,849,818	$2,079,917	$1,849,818

Average undepreciated real estate assets and other net fixed assets as of reporting period (2)	$2,059,454	$2,008,565	$1,817,740	$2,004,389	$1,693,193

(1)	Net of acquired intangible liabilities and deferred tax liabilities.
(2)	Calculated by using average quarterly balance of each account.

9 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Implied Enterprise Value and

Weighted Average Shares

Implied Enterprise Value as of September 30, 2017:
Total Shares Outstanding:
Class A Common Stock	50,295,836
Class B Common Stock	128,408
Total Shares Outstanding	50,424,244
Units of Limited Partnership (1)	6,879,739
Options to purchase Class A Common Stock (2)	369,074
Fully Diluted Total Shares and Units of Limited Partnership outstanding as of September 30, 2017	57,673,057
Share price as of September 30, 2017	$52.36
Market equity capitalization (in thousands)	$3,019,761
Debt (in thousands)	1,100,455	(3)
Implied Enterprise Value (in thousands)	$4,120,216

(1)	Includes 323,510 of operating partnership units representing the “in the money” value of Class O LTIP units on an “as if” converted basis as of September 30, 2017.
(2)	Represents options to purchase shares of Class A Common Stock of QTS Realty Trust, Inc. representing the “in the money” value of options on an “as if” converted basis as of September 30, 2017.
(3)

Excludes the Senior Note discount and all debt issuance costs reflected as a reduction to liabilities at September 30, 2017 representing the full amount of debt that will be repaid, less the amount of cash and cash equivalents on hand.

The following table presents the weighted average fully diluted shares for the three and nine months ended September 30, 2017:

	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017
Weighted average shares outstanding - basic	49,319,102	48,476,741
Effect of Class A partnership units (1)	6,668,729	6,744,450
Effect of Class O units on an "as if" converted basis (1)	456,247	518,198
Effect of options to purchase Class A common stock and restricted Class A common stock on an "as if" converted basis (2)	388,776	389,647
Weighted average shares outstanding - diluted	56,832,854	56,129,036

(1)	The Class A units and Class O units represent limited partnership interests in the Operating Partnership.
(2)	The average share price for the three and nine months ended September 30, 2017 was $52.91 and $51.42, respectively.

10 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Data Center Properties

The table below presents an overview of the portfolio of data center properties that the Company owns or leases, referred to herein as our data center properties, based on information as of September 30, 2017.  The table excludes data center development associated with land acquired in Phoenix, AZ which was finalized in the third quarter of 2017, as well as data center development associated with land acquisitions that occurred subsequent to September 30, 2017 in Ashburn, VA and Hillsboro, OR.

			Net Rentable Square Feet (Operating NRSF) (3)
Property	Year Acquired (1)	Gross Square Feet (2)	Raised Floor (4)	Office & Other (5)	Supporting Infrastructure (6)	Total	% Occupied (7)	Annualized Rent (8)	Available Utility Power (MW) (9)	Basis of Design ("BOD") NRSF	Current Raised Floor as a % of BOD
Richmond, VA	2010	1,318,353	167,309	51,093	178,854	397,256	86.5%	$44,431,764	110	557,309	30.0%

Atlanta, GA (Metro)	2006	968,695	456,986	36,953	333,186	827,125	96.3%	$95,817,300	72	527,186	86.7%

Irving, TX	2013	698,000	148,160	6,981	141,123	296,264	98.5%	$38,971,116	140	275,701	53.7%

Princeton, NJ	2014	553,930	58,157	2,229	111,405	171,791	100.0%	$9,995,820	22	158,157	36.8%

Chicago, IL	2014	474,979	28,000	-	30,452	58,452	64.9%	$6,955,260	8	215,855	13.0%

Ashburn, VA	2017	445,000	-	-	-	-	-%	$-	-	178,000	-%

Suwanee, GA	2005	369,822	205,608	8,697	107,128	321,433	86.1%	$58,595,749	36	205,608	100.0%

Piscataway, NJ	2016	360,000	88,820	14,311	91,851	194,982	83.3%	$13,210,068	111	176,000	50.5%

Fort Worth, TX	2016	261,836	10,600		19,438	30,038	100.0%	$1,777,200	50	80,000	13.3%

Santa Clara, CA*	2007	135,322	55,905	944	45,094	101,943	67.5%	$20,600,285	11	80,940	69.1%

Sacramento, CA	2012	92,644	54,595	2,794	23,916	81,305	46.3%	$11,469,456	8	54,595	100.0%

Leased facilities **	2006 & 2015	287,546	106,692	19,626	74,893	201,211	45.0%	$71,778,588	27	145,539	73.3%

Other ***	Misc.	147,435	22,380	49,337	30,074	101,791	65.5%	$5,925,600	5	22,380	100.0%

Total		6,113,562	1,403,212	192,965	1,187,414	2,783,591	87.4%	$379,528,206	600	2,677,270	52.4%

(1)	Represents the year a property was acquired or, in the case of a property under lease, the year the Company’s initial lease commenced for the property.
(2)	With respect to the Company’s owned properties, gross square feet represents the entire building area. With respect to leased properties, gross square feet represents that portion of the gross square feet subject to our lease. This includes 347,261 square feet of QTS office and support space, which is not included in operating NRSF.

(3)	Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.

(4)	Represents management’s estimate of the portion of NRSF of the facility with available power and cooling capacity that is currently leased or readily available to be leased to customers as data center space based on engineering drawings.

(5)	Represents the operating NRSF of the facility other than data center space (typically office and storage space) that is currently leased or available to be leased.
(6)	Represents required data center support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(7)	Calculated as data center raised floor that is subject to a signed lease for which space is occupied (971,124 square feet as of September 30, 2017), divided by leasable raised floor based on the current configuration of the properties (1,111,462 square feet as of September 30, 2017), expressed as a percentage.

(8)	The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, which includes revenue from the Company’s C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect the accounting associated with any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

(9)	Represents installed utility power and transformation capacity that is available for use by the facility as of September 30, 2017.

*        Subject to long-term ground lease.

**      Includes 13 facilities.  All facilities are leased, including those subject to capital leases. In October 2017, the Company finalized the buyout of the Vault facility in Ashburn, VA that was previously subject to a capital lease agreement. As the purchase occurred subsequent to September 30, 2017, the Vault facility is included within the “Leased Facilities” line item herein.

***Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities.

11 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Redevelopment Costs Summary

(in millions, except NRSF data)

During the third quarter of 2017, the Company brought online approximately 2 megawatts of gross power and approximately 9,000 NRSF of raised floor and customer specific capital at its Atlanta-Metro and Irving data centers at an aggregate cost of approximately $19 million. For the nine months ended September 30, 2017, the Company brought online approximately 13 megawatts of gross power and approximately 58,000 NRSF of raised floor and customer specific capital at its Atlanta-Metro, Chicago, Irving, Fort Worth and Northern Virginia facilities at an aggregate cost of approximately $122 million.

Relative to the redevelopment plan disclosed in the prior quarter, and as a result of the capital investments made in new markets since the end of the second quarter, the Company has pushed out a portion of development space in Fort Worth, the Vault in Northern Virginia and Santa Clara, that was previously scheduled to come online in the fourth quarter of 2017. The Company now expects this development space to be brought online during 2018 as part of its overall focus on capital efficiency and discipline.

The under construction table below summarizes the Company’s outlook for development projects which it expects to complete by December 31, 2017 (in millions).

	Under Construction Costs (1)
Property	Actual (2)	Estimated Cost to Completion (3)	Total	Expected Completion date
Atlanta-Metro	$5	$1	$6	Q4 2017
Irving	35	5	40	Q4 2017
Chicago	5	9	14	Q4 2017
Piscataway	8	1	9	Q4 2017
Totals	$53	$16	$69

(1)

In addition to projects currently under construction, the Company’s near-term redevelopment projects are expected to be delivered in a modular manner, and the Company currently expects to invest additional capital to complete these near term projects. The ultimate timing and completion of, and the commitment of capital to, the Company’s future redevelopment projects are within the Company’s discretion and will depend upon a variety of factors, including the actual contracts executed, availability of financing and the Company’s estimation of the future market for data center space in each particular market.

(2)

Represents actual costs under construction through September 30, 2017. In addition to the $53 million of construction costs incurred through September 30, 2017 for redevelopment expected to be completed by December 31, 2017, as of September 30, 2017 the Company had incurred $376 million of additional costs (including acquisition costs and other capitalized costs) for other redevelopment projects that are expected to be completed after December 31, 2017.

(3)

Represents management’s estimate of the additional costs required to complete the current NRSF under development. There may be an increase in costs if customers’ requirements exceed the Company’s current basis of design.

12 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Redevelopment Summary

(in millions, except NRSF data)

The following redevelopment table presents an overview of the Company’s redevelopment pipeline, based on information as of September 30, 2017. This table shows the Company’s ability to increase its raised floor of 1,403,212 square feet as of September 30, 2017 by approximately 1.9 times to 2.7 million square feet. The table excludes data center development associated with land acquisitions that occurred subsequent to September 30, 2017 in Ashburn, VA and Hillsboro, OR.

	Raised Floor NRSF
	Overview as of September 30, 2017
Property	Current NRSF in Service	Under Construction (1)	Future Available (2)	Basis of Design NRSF	Approximate Adjacent Acreage of Land (3)
Richmond	167,309	-	390,000	557,309	111.1
Atlanta-Metro	456,986	7,000	63,200	527,186	12.6
Irving	148,160	20,000	107,541	275,701	29.4
Princeton	58,157	-	100,000	158,157	65.0
Chicago	28,000	7,000	180,855	215,855	23.0
Ashburn	-	-	178,000	178,000	-
Atlanta-Suwanee	205,608	-	-	205,608	15.4
Piscataway	88,820	10,000	77,180	176,000	-
Fort Worth	10,600	-	69,400	80,000	26.5
Santa Clara	55,905	-	25,035	80,940	-
Sacramento	54,595	-	-	54,595	-
Leased facilities (4)	106,692	-	38,847	145,539	-
Phoenix	-	-	-	-	84.2
Other (5)	22,380	-	-	22,380	-
Totals as of September 30, 2017	1,403,212	44,000	1,230,058	2,677,270	367.2

(1)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use on or before December 31, 2017.
(2)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use after December 31, 2017.
(3)

The total cost basis of adjacent land, which is land available for the future development, is approximately $30 million. This is included in land on the Combined Consolidated Balance Sheets. The Basis of Design NRSF does not include any build-out on the adjacent land.

(4)

Includes 13 facilities.  All facilities are leased, including those subject to capital leases. In October 2017, the Company finalized the buyout of the Vault facility in Ashburn, VA that was previously subject to a capital lease agreement. As the purchase occurred subsequent to September 30, 2017, the Vault facility is included within the “Leased Facilities” line item herein.

(5)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities.

13 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

NOI by Facility and Capital Expenditure Summary

(unaudited and in thousands)

The Company calculates net operating income, or NOI, as net income (loss), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write-off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. The breakdown of NOI by facility is shown below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Breakdown of NOI by facility:
Atlanta-Metro data center	$18,588	$20,704	$20,030	$59,803	$60,887
Atlanta-Suwanee data center	12,206	11,423	11,051	35,587	33,823
Leased data centers (1)	8,278	8,408	10,751	25,696	33,134
Richmond data center	11,687	8,389	7,850	28,306	22,428
Irving data center	8,707	8,057	5,118	23,204	11,656
Santa Clara data center	2,741	2,705	2,961	8,725	10,378
Piscataway data center	2,427	2,279	2,086	7,109	2,756
Princeton data center	2,415	2,393	2,468	7,207	7,180
Sacramento data center	1,525	1,778	1,780	5,140	5,842
Chicago data center	1,285	1,275	(157)	3,207	(157)
Fort Worth data center	94	75	-	275	-
Other facilities (2)	955	590	674	2,121	1,953
NOI (3)	$70,908	$68,076	$64,612	$206,380	$189,880

(1)

Includes 13 facilities. All facilities are leased, including those subject to capital leases. During the quarter ended March 31, 2017, the Company moved its Jersey City, NJ facility to the “Leased data centers” line item. In October 2017, the Company finalized the buyout of the Vault facility in Ashburn, VA that was previously subject to a capital lease agreement. As the purchase occurred subsequent to September 30, 2017, the Vault facility is included within the “Leased Facilities” line item herein.

(2)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities. During the quarter ended March 31, 2017, the Company moved its Miami, FL facility to the “Other facilities” line item.
(3)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue.  These allocated charges aggregated to $5.5 million, $5.3 million and $5.2 million for the three month periods ended September 30, 2017,  June 30, 2017 and September 30, 2016, respectively, and $16.0 million and $15.3 million for the nine month periods ended September 30, 2017 and 2016, respectively.

Our cash paid for capital expenditures is summarized as follows:

	Capital Expenditures (1)
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Development	$68,179	$53,489	$27,781	$168,286	$143,249
Acquisitions	41,994	5,019	-	47,013	122,981
Maintenance capital expenditures	2,193	1,172	1,731	4,161	2,446
Other capital expenditures (2)	26,781	19,038	18,936	64,524	52,056
Total capital expenditures	$139,147	$78,718	$48,448	$283,984	$320,732

(1)

During the quarter ended December 31, 2016 the Company transitioned presentation of capital expenditures to a cash basis. Previously, capital expenditure disclosures reflected an incurred basis. The prior year comparative periods have been conformed to cash basis presentation as well.

(2)

Represents capital expenditures for capitalized interest, commissions, personal property, overhead costs and corporate fixed assets. Corporate fixed assets primarily relate to construction of corporate offices, leasehold improvements and product related assets.

14 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Leasing Statistics – Signed Leases

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended leasing rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased – C1 -  Custom Data Center, C2 - Colocation (Cabinet, Cage and Suite), and C3 -  Cloud and Managed Services categories all vary on a rate per square foot basis. The amounts below include renewals when there was a change in square footage rented, and renewals where C3 dedicated server cloud customers had shifts in their MRR related to their use of fully depreciated equipment. The amounts below exclude renewals where square footage remained consistent before and after renewal. (See renewal table on page 16 for such renewals).

During the third quarter of 2017, the Company entered into 488 new and modified leases aggregating to $38.6 million of annualized rent which includes new leased revenue plus revenue from modified renewals. Removing non-incremental annualized modified renewal MRR and deducting downgrades during the period resulted in $15.3 million in incremental annualized rent for the quarter ended September 30, 2017 which was 40.1% higher than the prior four quarter average. Blended pricing on new and modified leases signed during the third quarter was lower than the prior four quarter average primarily driven by a larger mix of C1 leases signed in relation to C2/C3 leases. Pricing on new and modified C1 leases declined relative to the prior four quarter average as a result of multiple larger footprint leases signed during the quarter which tend to have a lower rate per square foot. Pricing on new and modified C2/C3 leases increased materially relative to the prior four quarter average driven by a higher mix of C3 leases signed.

Annualized Rent of New and Modified Leases represents total MRR associated with all new and modified leases for the respective periods for purposes of computing annualized rent rates per square foot during the period. Incremental Annualized Rent, Net of Downgrades reflects net incremental MRR signed during the period for purposes of tracking incremental revenue contribution.

	Period	Number of Leases	Total Leased sq ft	Annualized Rent per Leased sq ft	Annualized Rent of New and Modified Leases	Incremental Annualized Rent, Net of Downgrades

New/modified leases signed - Total	Q3 2017	488	79,662	$485	$38,596,383	$15,329,139
	P4QA*	438	27,700	793	21,955,855	10,939,266
	Q2 2017	475	20,799	1,018	21,177,858	13,314,696
	Q1 2017	411	17,631	849	14,962,595	4,333,697
	Q4 2016	415	31,762	715	22,705,378	11,605,699
	Q3 2016	451	40,607	714	28,977,588	14,502,971

New/modified leases signed - C1	Q3 2017	46	70,026	$210	$14,700,946
	P4QA*	32	17,164	339	5,822,030
	Q2 2017	36	11,895	363	4,314,426
	Q1 2017	30	10,000	155	1,551,888
	Q4 2016	25	23,088	329	7,585,764
	Q3 2016	38	23,671	416	9,836,040

New/modified leases signed - C2/C3	Q3 2017	442	9,636	$2,480	$23,895,437
	P4QA*	406	10,536	1,531	16,133,825
	Q2 2017	439	8,904	1,894	16,863,432
	Q1 2017	381	7,631	1,757	13,410,707
	Q4 2016	390	8,674	1,743	15,119,614
	Q3 2016	413	16,936	1,130	19,141,548

*	Average of prior 4 quarters

NOTE: Figures above do not include cost recoveries. In general, C1 customers reimburse the Company for certain operating costs whereas C2/C3 customers are on a gross lease basis. As a result, pricing and resulting per square foot rates for C2/C3 customers includes the recovery of such operating costs.

15 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

The following table outlines the booked-not-billed (“BNB”) balance as of September 30, 2017 and how that will affect revenue in 2017 and subsequent years:

Booked-not-billed ("BNB")	2017	2018	Thereafter	Total
MRR	$1,294,300	$1,656,231	$1,762,405	$4,712,936
Incremental revenue (1)	2,745,851	13,130,210	21,148,860
Annualized revenue (2)	15,531,600	19,874,772	21,148,860	56,555,232

(1)	Incremental revenue represents the expected amount of recognized MRR in the period based on when the booked-not-billed leases commence throughout the period.
(2)

Annualized revenue represents the booked-not-billed MRR multiplied by 12, demonstrating how much recognized MRR might have been recognized if the booked-not-billed leases commencing in the period were in place for an entire year.

The Company estimates the remaining cost to provide the space, power, connectivity and other services to the customer contracts which had not billed as of September 30, 2017 to be approximately $28 million. This estimate generally includes C1 customers with newly contracted space of more than 3,300 square feet. The space, power, connectivity and other services provided to customers that contract for smaller amounts of space is generally provided by existing space which was previously developed.

16 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Leasing Statistics – Renewed Leases and Rental Churn

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended renewal rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased – C1 Custom Data Center, C2 Colocation, and C3 Cloud and Managed Services categories all vary on a rate per square foot basis.

Consistent with the Company’s 3C strategy and business model, the renewal rates below reflect total MRR per square foot including all subscribed services. For comparability, the Company includes only those customers that have maintained consistent space footprints in the computations below. All customers with space changes are incorporated into new/modified leasing statistics and rates.

The overall blended rate for renewals signed in the third quarter of 2017 was 2.1% higher than the rates for those customers immediately prior to renewal. The Company expects renewal rates will generally increase in the low to mid-single digits.

Rental Churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 1.3% for the third quarter of 2017. Rental Churn was 5.6% for the nine months ended September 30, 2017, the majority of which was the result of a single customer termination in the first quarter of 2017 at one of the Company’s leased facilities in Northern Virginia which was disclosed in prior quarters. Excluding this customer termination, rental churn for the nine months ended September 30, 2017 would be 3.1%.

	Period	Number of renewed leases	Total Leased sq ft	Annualized rent per leased sq ft	Annualized Rent	Rent Change (1)

Renewed Leases - Total	Q3 2017	88	17,257	$660	$11,392,275	2.1%
	P4QA*	92	20,255	645	13,058,652	2.2%
	Q2 2017	111	17,491	1,077	18,831,663	1.0%
	Q1 2017	77	11,808	661	7,802,039	2.6%
	Q4 2016	84	42,849	348	14,919,636	4.7%
	Q3 2016	94	8,871	1,204	10,681,272	0.8%

Renewed Leases - C1	Q3 2017	3	5,008	$286	$1,431,982	-3.2%
	P4QA*	2	11,080	231	2,564,273	3.8%
	Q2 2017	1	3,000	433	1,300,200	4.3%
	Q1 2017	1	6,007	179	1,073,888	0.6%
	Q4 2016	5	35,311	223	7,883,004	4.1%
	Q3 2016	-	-	-	-	0.0%

Renewed Leases - C2/C3	Q3 2017	85	12,249	$813	$9,960,292	2.9%
	P4QA*	90	9,175	1,144	10,494,379	1.9%
	Q2 2017	110	14,491	1,210	17,531,463	0.7%
	Q1 2017	76	5,801	1,160	6,728,151	3.0%
	Q4 2016	79	7,538	933	7,036,632	5.4%
	Q3 2016	94	8,871	1,204	10,681,272	0.8%

*	Average of prior 4 quarters
(1)	Calculated as the percentage change of the rent per square foot immediately before renewal when compared to the rent per square foot immediately after renewal.

17 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Leasing Statistics – Commenced Leases

The mix of leasing activity across C1, C2 and C3 has significant impact on quarterly rates, both within major product segments and for overall blended commencement rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased. C1 Custom Data Center, C2 Colocation, and C3 Cloud and Managed Services categories all vary on a rate per square foot basis.

During the third quarter of 2017, the Company commenced customer leases (which includes both new customers and existing customers that renewed their lease terms) representing approximately $32.6 million of annualized rent at $617 per square foot. This compares to customer leases representing an aggregate trailing four quarter average of approximately $30.6 million of annualized rent at $569 per square foot. Average pricing on commenced leases during the third quarter of 2017 increased compared to the prior four quarter average primarily due to a larger mix of C2/C3 commencements which tend to have a higher rate per square foot in comparison to C1 deals.

	Period	Number of leases	Total Leased sq ft	Annualized rent per leased sq ft	Annualized Rent

Leases commenced - Total	Q3 2017	568	52,833	$617	$32,585,052
	P4QA*	461	53,821	569	30,606,409
	Q2 2017	526	44,743	778	34,787,704
	Q1 2017	448	59,253	418	24,743,966
	Q4 2016	467	71,399	464	33,118,296
	Q3 2016	404	39,889	746	29,775,672

Leases commenced - C1	Q3 2017	49	23,710	$183	$4,342,383
	P4QA*	30	38,276	209	7,997,214
	Q2 2017	42	25,527	192	4,895,828
	Q1 2017	36	47,531	203	9,642,316
	Q4 2016	20	52,247	191	9,997,212
	Q3 2016	20	27,800	268	7,453,500

Leases commenced - C2/C3	Q3 2017	519	29,123	$970	$28,242,669
	P4QA*	432	15,545	1,454	22,609,196
	Q2 2017	484	19,216	1,556	29,891,876
	Q1 2017	412	11,722	1,288	15,101,650
	Q4 2016	447	19,152	1,207	23,121,084
	Q3 2016	384	12,089	1,846	22,322,172

*	Average of prior 4 quarters

18 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Lease Expirations

C1 leases are typically 5-10 years with the majority of C1 lease expirations occurring in 2018 and beyond. C2/C3 leases are typically 3 years in duration, with the majority of C2/C3 lease expirations occurring in 2017 and 2018. The following table sets forth a summary schedule of the lease expirations as of September 30, 2017 at the properties in the Company’s portfolio. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights are exercised:

Year of Lease Expiration	Number of Leases Expiring (1)	Total Raised Floor of Expiring Leases	% of Portfolio Leased Raised Floor	Annualized Rent (2)	% of Portfolio Annualized Rent	C1 as % of Portfolio Annualized Rent	C2 as % of Portfolio Annualized Rent	C3 as % of Portfolio Annualized Rent
Month-to-Month (3)	436	22,404	2%	$25,152,804	7%	1%	4%	2%
2017	474	24,603	2%	29,177,367	8%	2%	3%	3%
2018	1,416	300,507	31%	118,466,045	31%	11%	15%	5%
2019	910	130,557	13%	65,686,539	17%	6%	10%	1%
2020	606	75,660	8%	39,663,176	10%	3%	6%	1%
2021	118	74,413	8%	21,475,948	6%	3%	2%	1%
After 2021	163	342,980	36%	79,906,328	21%	18%	1%	2%
Portfolio Total	4,123	971,124	100%	$379,528,206	100%	44%	41%	15%

(1)	Represents each agreement with a customer signed as of September 30, 2017 for which billing has commenced; a lease agreement could include multiple spaces and a customer could have multiple leases.
(2)

Annualized rent is presented for leases commenced as of September 30, 2017. The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect the accounting associated with any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

(3)

Consists of both customer leases whose original contract terms ended on September 30, 2017 and have yet to commence signed renewals as well as customers whose leases expired prior to September 30, 2017 and have continued on a month-to-month basis.

19 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Largest Customers

As of September 30, 2017, the Company’s portfolio was leased to over 1,100 customers comprised of companies of all sizes representing an array of industries, each with unique and varied business models and needs. The following table sets forth information regarding the ten largest customers in the portfolio based on annualized rent as of September 30, 2017 (does not include rents or maturities associated with booked-not-billed customers or ramps for existing customers which have not yet commenced billing):

Principal Customer Industry	Product	Number of Locations	Annualized Rent (1)	% of Portfolio Annualized Rent	Weighted Average Remaining Lease Term (Months) (2)
Content & Digital Media	C1	2	$47,337,530	12.5%	31
Cloud & IT Services	C1	2	15,440,959	4.1%	79
Cloud & IT Services	C1	1	15,051,235	4.0%	54
Cloud & IT Services	C1, C3	3	12,722,296	3.4%	78
Cloud & IT Services	C1, C2, C3	6	12,009,000	3.2%	25
Content & Digital Media	C1	1	9,644,400	2.5%	13
Content & Digital Media	C2, C3	4	7,191,909	1.9%	6
Cloud & IT Services	C2, C3	7	6,718,805	1.8%	14
Content & Digital Media	C3	2	5,006,367	1.3%	5
Financial Services	C2, C3	1	4,774,068	1.3%	3
Total / Weighted Average			$135,896,569	35.8%	37

(1)

Annualized rent is presented for leases commenced as of September 30, 2017. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

(2)	Weighted average based on customer’s percentage of total annualized rent expiring and is as of September 30, 2017.

20 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Industry Segmentation

The following table sets forth information relating to the industry segmentation of customers as of September 30, 2017:

As of September 30, 2016
Industry Segmentation - % Contracted MRR

Retail
6%
Communications
4%
Government
3%
Banking
3%
Telecommunications
6%
Healthcare
3%
Finance
3%
Consulting
14%
Electronics
1%
Insurance
2%
Other
16%
Technology
39%
Technology
Consulting
Telecommunications
Retail
Communications
Government
Banking
Healthcare
Finance
Electronics
Insurance
Other

As of September 30, 2016
Industry Segmentation - % Contracted MRR
Retail 6%
Communications 4%
Government 3%
Banking 3%
Telecommunications 6%
Healthcare 3%
Consulting 14%
Finance 3%
Electronics 1%
Insurance 2%
Other 16%
Technology 39%
Technology
Consulting
Telecommunications
Retail
Communications
Government
Banking
Healthcare
Finance
Electronics
Insurance
Other

The following table sets forth information relating to the industry segmentation of customers as of December 31, 2016:

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Product Diversification

The following table sets forth information relating to the distribution of leases at the properties, by type of product offering, as of September 30, 2017:

Annualized Rent ($) - September 30, 2017

Portfolio Total - $379,528,206
C3 - Cloud and Managed Services
$58,782,740 - 15%
C1 - Enterprise (1)
$165,580,689 - 44%
C2 - Colocation
$155,164,777 - 41%
C1 - Enterprise (1)
C2 - Colocation
C3 - Cloud and Managed Services

(1)

As of September 30, 2017, C1 customers renting at least 6,600 square feet represented $145.2 million of annualized C1 MRR, C1 customers renting between 3,300 and 6,599 square feet represented $8.6 million of annualized C1 MRR, and C1 customers renting below 3,300 square feet represented $11.7 million of annualized C1 MRR. As of September 30, 2017, C1 customers’ median used square footage was 5,400 square feet.

The following table sets forth information relating to the distribution of leases at the properties, by type of product offering, as of December 31, 2016:

(1)

As of December 31, 2016, C1 customers renting at least 6,600 square feet represented $124.6 million of annualized C1 MRR, C1 customers renting between 3,300 and 6,599 square feet represented $13.0 million of annualized C1 MRR, and C1 customers renting below 3,300 square feet represented $11.9 million of annualized C1 MRR. As of December 31, 2016, C1 customers’ median used square footage was 4,600 square feet.

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Debt Summary and Debt Maturities

(unaudited and in thousands)

The following tables set forth a summary of the Company’s debt instruments:

	Weighted Average
	Coupon Interest Rate at		Outstanding Balance as of:
	September 30, 2017	Maturities	September 30, 2017		December 31, 2016
Unsecured Credit Facility (1)
Revolving Credit Facility	2.78%	December 17, 2020	$279,000		$139,000
Term Loan I	2.74%	December 17, 2021	300,000		300,000
Term Loan II	2.74%	April 27, 2022	200,000		200,000
Senior Notes (2)	5.88%	August 1, 2022	300,000		300,000
Lenexa Mortgage	4.10%	May 1, 2022	1,882		-
Capital Lease and Lease Financing Obligations	3.87%	2017 - 2025	28,843	(3)	38,708
Total	3.63%		$1,109,725		$977,708

(1)	Balances exclude debt issuance costs reflected as liabilities aggregating $3.6 million and $4.1 million at September 30, 2017 and December 31, 2016, respectively.
(2)	Balance excludes the Senior Note discount and debt issuance costs reflected as liabilities aggregating $6.8 million and $7.8 million at September 30, 2017 and December 31, 2016, respectively.
(3)

In October 2017, the Company finalized the buyout of the Vault facility in Ashburn, VA that was previously subject to a capital lease agreement. The facility was purchased for approximately $34 million which was funded from a draw on the Company’s unsecured revolving credit facility. Had the purchase occurred prior to period end, the balance of capital lease and lease financing obligations would have been $11.0 million  as of September 30, 3017.

	Outstanding Balance as of:	% of	Outstanding Balance as of:	% of
	September 30, 2017 (1)	total	December 31, 2016	total
Fixed Rate Debt	$730,725	65.8%	$338,708	34.6%
Floating Rate Debt	379,000	34.2%	639,000	65.4%
	$1,109,725	100.0%	$977,708	100.0%

(1)	Includes all debt that is currently at a fixed rate and pro forma for $400 million of debt that was swapped to a fixed rate that will become effective January 2, 2018.

Scheduled debt maturities as of September 30, 2017:

Debt instruments	2017	2018	2019	2020	2021	Thereafter	Total
Unsecured Credit Facility (1)	$-	$-	$-	$279,000	$300,000	$200,000	$779,000
Senior Notes (2)	-	-	-	-	-	300,000	300,000
Lenexa Mortgage	11	65	68	71	74	1,593	1,882
Capital Lease and Lease Financing Obligations	3,078	9,370	2,844	2,190	2,388	8,973	28,843
Total	$3,089	$9,435	$2,912	$281,261	$302,462	$510,566	$1,109,725

(1)	Balances exclude debt issuance costs reflected as liabilities aggregating $3.6 million at September 30, 2017.
(2)	Balance excludes the Senior Note discount and debt issuance costs reflected as liabilities aggregating $6.8 million at September 30, 2017.

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Interest Summary

(unaudited and in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Interest expense and fees	$10,602	$9,827	$7,777	$29,460	$22,815
Amortization of deferred financing costs and bond discount	992	971	880	2,943	2,634
Capitalized interest (1)	(3,636)	(3,151)	(2,478)	(9,929)	(8,415)
Total interest expense	$7,958	$7,647	$6,179	$22,474	$17,034

(1)

The weighted average interest rate for the three months ended September 30, 2017,  June 30, 2017, and September 30, 2016 was 4.13%, 4.01%, and 3.98%, respectively. As of September 30, 2017 and December 31, 2016 our weighted average coupon interest rate was 3.63% and 3.39%, respectively.

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Appendix

Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of the Company’s performance: (1) FFO; (2) Operating FFO; (3) Adjusted Operating FFO; (4) MRR; (5) NOI; (6) EBITDA; and (7) Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss and cash flows from operating activities as a measure of the Company’s operating performance. FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA, as calculated by us, may not be comparable to FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA as reported by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us.

Definitions

C1 – Custom Data Center. Power costs are passed on to customers (metered power); generally 3,000 square feet or more of raised floor; lease term of 5 to 10 years; customers are large corporations, government agencies, and global Internet businesses.

C2 – Colocation. Power overages charged separately; specified kW included in lease; up to 3,000 square feet of raised floor; lease term of up to 3 years; customers are large corporations, small and medium businesses and government agencies.

C3 – Cloud and Managed Services. Power bundled with service; small amounts of space; customers rent managed virtual servers; lease term up to 3 years; customers are large corporations, small and medium businesses and government agencies.

Booked-not-billed (“BNB”). The Company defines booked-not-billed as customer leases that have been signed, but for which lease payments have not yet commenced.

Leasable raised floor. The Company defines leasable raised floor as the amount of raised floor square footage that the Company has leased plus the available capacity of raised floor square footage that is in a leasable format as of a particular date and according to a particular product configuration. The amount of leasable raised floor may change even without completion of new redevelopment projects due to changes in the Company’s configuration of C1, C2 and C3 product space.

Basis-of-design floor space. The Company defines basis-of-design floor space as the total data center raised floor potential of its existing data center facilities.

Operating NRSF. Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.

The Company. Refers to QTS Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including QualityTech, LP.

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FFO, Operating FFO and Adjusted Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its core operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating FFO. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between REITs.

Operating FFO and Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) are non-GAAP measures that are used as supplemental operating measures and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, deferred taxes and non-cash compensation.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

26 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
FFO
Net income	$7,394	$4,608	$6,538	$17,570	$19,204
Real estate depreciation and amortization	31,237	30,275	28,493	91,016	79,771
FFO	38,631	34,883	35,031	108,586	98,975

Transaction, integration and other costs	1,114	161	3,465	1,611	9,385
Tax benefit associated with transaction and integration costs	-	-	(1,136)	-	(3,067)
Operating FFO *	39,745	35,044	37,360	110,197	105,293

Maintenance Capex	(2,193)	(1,172)	(1,731)	(4,161)	(2,446)
Leasing commissions paid	(5,592)	(4,055)	(4,402)	(13,816)	(13,597)
Amortization of deferred financing costs and bond discount	992	971	879	2,943	2,633
Non real estate depreciation and amortization	4,071	4,254	4,207	12,768	11,923
Straight line rent revenue and expense and other	(1,149)	(637)	(957)	(2,913)	(5,810)
Tax benefit from operating results	(2,454)	(1,429)	(3,075)	(5,404)	(6,203)
Equity-based compensation expense	3,693	3,732	2,637	10,507	7,887
Adjusted Operating FFO *	$37,113	$36,708	$34,918	$110,121	$99,680

Fully diluted weighted average shares	56,833	55,458	55,688	56,129	53,420
Operating FFO per diluted share	$0.70	$0.63	$0.67	$1.96	$1.97

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

27 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Monthly Recurring Revenue (MRR)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of total GAAP revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Recognized MRR in the period
Total period revenues (GAAP basis)	$113,767	$107,868	$103,465	$327,599	$296,920
Less: Total period recoveries	(9,698)	(8,774)	(8,703)	(26,833)	(20,306)
Total period deferred setup fees	(2,659)	(2,436)	(2,377)	(7,711)	(6,536)
Total period straight line rent and other	(6,982)	(3,306)	(3,697)	(13,406)	(13,722)
Recognized MRR in the period	94,428	93,352	88,688	279,649	256,356

MRR at period end
Total period revenues (GAAP basis)	$113,767	$107,868	$103,465	$327,599	$296,920
Less: Total revenues excluding last month	(76,912)	(71,262)	(69,427)	(290,744)	(262,882)
Total revenues for last month of period	36,855	36,606	34,038	36,855	34,038
Less: Last month recoveries	(2,631)	(2,872)	(2,398)	(2,631)	(2,398)
Last month deferred setup fees	(893)	(822)	(828)	(893)	(828)
Last month straight line rent and other	(1,704)	(1,221)	(1,034)	(1,704)	(1,034)
MRR at period end	$31,627	$31,691	$29,778	$31,627	$29,778

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Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company calculates EBITDA as net income (loss) (computed in accordance with GAAP) adjusted to exclude interest expense and interest income, provision (benefit) for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. Management believes that EBITDA is useful to investors in evaluating and facilitating comparisons of the Company’s operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base charges (primarily depreciation and amortization) from its operating results.

In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which it refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, transaction and integration costs, equity-based compensation expense, restructuring costs and gain (loss) on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

Management uses EBITDA and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDA and Adjusted EBITDA may not be comparable to others. EBITDA and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
EBITDA and Adjusted EBITDA
Net income	$7,394	$4,608	$6,538	$17,570	$19,204
Interest expense	7,958	7,647	6,179	22,474	17,034
Interest income	(65)	-	(1)	(66)	(3)
Tax benefit of taxable REIT subsidiaries	(2,454)	(1,429)	(4,210)	(5,404)	(9,269)
Depreciation and amortization	35,309	34,527	32,699	103,784	91,693
EBITDA	48,142	45,353	41,205	138,358	118,659

Equity-based compensation expense	3,693	3,732	2,637	10,507	7,887
Transaction, integration and other costs	1,114	161	3,465	1,611	9,385
Adjusted EBITDA	$52,949	$49,246	$47,307	$150,476	$135,931

29 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI)

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI is therefore not a substitute for net income as computed in accordance with GAAP. A reconciliation of net income to NOI is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Net Operating Income (NOI)
Net income	$7,394	$4,608	$6,538	$17,570	$19,204
Interest expense	7,958	7,647	6,179	22,474	17,034
Interest income	(65)	-	(1)	(66)	(3)
Depreciation and amortization	35,309	34,527	32,699	103,784	91,693
Tax benefit of taxable REIT subsidiaries	(2,454)	(1,429)	(4,210)	(5,404)	(9,269)
Transaction, integration and other costs	1,114	161	3,465	1,611	9,385
General and administrative expenses	21,652	22,562	19,942	66,411	61,836
NOI (1)	$70,908	$68,076	$64,612	$206,380	$189,880
Breakdown of NOI by facility:
Atlanta-Metro data center	$18,588	$20,704	$20,030	$59,803	$60,887
Atlanta-Suwanee data center	12,206	11,423	11,051	35,587	33,823
Leased data centers (2)	8,278	8,408	10,751	25,696	33,134
Richmond data center	11,687	8,389	7,850	28,306	22,428
Irving data center	8,707	8,057	5,118	23,204	11,656
Santa Clara data center	2,741	2,705	2,961	8,725	10,378
Piscataway data center	2,427	2,279	2,086	7,109	2,756
Princeton data center	2,415	2,393	2,468	7,207	7,180
Sacramento data center	1,525	1,778	1,780	5,140	5,842
Chicago data center	1,285	1,275	(157)	3,207	(157)
Fort Worth data center	94	75	-	275	-
Other facilities (3)	955	590	674	2,121	1,953
NOI (1)	$70,908	$68,076	$64,612	$206,380	$189,880

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all entities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue.  These allocated charges aggregated to $5.5 million, $5.3 million and $5.2 million for the three month periods ended September 30, 2017,  June 30, 2017 and September 30, 2016, respectively, and $16.0 million and $15.3 million for the nine month periods ended September 30, 2017 and 2016, respectively.

(2)

Includes 13 facilities. All facilities are leased, including those subject to capital leases. During the quarter ended March 31, 2017, the Company moved its Jersey City, NJ facility to the “Leased data centers” line item. In October 2017, the Company finalized the buyout of the Vault facility in Ashburn, VA that was previously subject to a capital lease agreement. As the purchase occurred subsequent to September 30, 2017, the Vault facility is included within the “Leased Facilities” line item herein.

(3)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities. During the quarter ended March 31, 2017, the Company moved its Miami, FL facility to the “Other facilities” line item.

30 QTS Q3 Earnings 2017	Contact: IR@qtsdatacenters.com